Exhibit 99.1

                   CIMAREX ENERGY PROVIDES OPERATIONAL UPDATE

           COMPANY TO PRESENT AT IPAA OIL AND GAS INVESTMENT SYMPOSIUM

    DENVER, Oct. 4 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today announced that it has restored approximately 35 million cubic feet per day of natural gas equivalent production (MMcfe/d) since its September 27, 2005 operations update. Remaining shut-in volumes approximate 90 MMcfe/d.

    Of total remaining shut-in volumes, approximately 65 MMcfe/d is from the Gulf of Mexico and 25 MMcfe/d is from wells located along the Texas and Louisiana Gulf Coast.

    Incorporating the impact of Hurricane Rita and continuing consequences from Hurricane Katrina, the Company now estimates third quarter 2005 production volumes to average between 435 - 450 MMcfe/d. The timetable to restore full production is uncertain and will largely depend on the startup of refineries, gas processing plants, platforms, facilities and pipelines owned and operated by others.

    Thomas E. Jorden, Executive Vice President-Exploration will be presenting at the 3rd Annual IPAA Oil and Gas Investment Symposium West Conference at the Palace Hotel in San Francisco, California on Thursday, October 6th, 2005 at 9:40 a.m. pacific time. The live audio webcast with accompanying slides will be available on Cimarex's web site at www.cimarex.com in the investor relations section.

    About Cimarex Energy
    Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

    This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward- looking statements. Risks, uncertainties and assumptions include 1) the possibility that problems may arise in successfully integrating the Magnum Hunter acquisition; 2) the possibility that the acquisition may involve unexpected costs; 3) the possibility that the industry may be subject to future regulatory or legislative actions; 4) the volatility in commodity prices for oil and gas; 5) the presence or recoverability of estimated reserves; 6) the ability to replace reserves; 7) environmental risks; 8) drilling and operating risks; 9) exploration and development risks; 10) competition; 11) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Cimarex. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Cimarex. Cimarex assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

     For Further Information Contact
     Cimarex Energy Co.
     Mark Burford, Director of Capital Markets
     303-295-3995
     www.cimarex.com